Q2 2021 Shareholder Letter

To Our Shareholders We are pleased to report that in the second quarter of 2021, Gross Services Volume (GSV) grew 50% year-over-year to reach $875.8 million, and revenue grew 42% year-over-year to reach $124.2 million, marking our fourth consecutive quarter of accelerating year-over-year growth. GSV per Active Client grew 8% year-over-year, and Active Clients grew 27% year-over-year. With each passing quarter, we grow more excited about our progress and about the sustained, long-term potential of our business. Now, more than ever, Upwork is uniquely positioned to capitalize on our expanding $1.3 trillion total addressable market. Over the last year and half, the acceptance of remote work has increased tremendously. There is recognition that remote work comes with many benefits – including greater productivity, increased flexibility, and access to a wider pool of opportunities and talent. At Upwork, we have known this for a long time, and we have made, and will continue to make, the most of the opportunity to open business’ eyes to the dramatically underappreciated potential of what can be gained by working with distributed teams of freelancers. In the second quarter, we introduced the world to a very important concept: the work marketplace. On one side of the equation, the work marketplace is where businesses go to find highly skilled freelancers to get critical work done. On the other side of the equation, the work marketplace is where independent talent go to work on their own terms. Note: Reported figures are rounded; annual comparisons of the second quarter of 2021 are to the second quarter of 2020 unless otherwise noted. All measures are GAAP unless cited as non-GAAP. The importance of the work marketplace resides in the realization that there is a place businesses and highly skilled freelancers can go that’s always open, easy-to-use, and efficient. Upwork is the world’s largest work marketplace, as measured by GSV. We are more than a staffing firm, a gig company, a job board, or a talent network. We are where highly skilled freelancers and businesses across the globe build trusted, long-term relationships so they can achieve more together. We help companies build Virtual Talent Benches of freelancers to augment their in-house teams, fill critical skill gaps, increase agility, and provide their employees with much-needed reinforcements to prevent burnout. And we empower freelancers to work on their own terms, giving them more control over when and where they work, with whom they work, and on what they work. Our unmatched scale gives us a unique perspective into the ways work is changing, as seen and imagined by customers on our work marketplace. We see through our customers’ eyes that businesses and freelancers like to get work done in a variety of ways. That is why we developed and will continue to innovate the world’s most delightful and comprehensive work marketplace that empowers customers to work any way they want. At the core of our work marketplace is the Talent Marketplace, our longest standing product, which is flanked by our newer products; namely Project Catalog, Talent Scout, and the Enterprise Suite. © 2021 Upwork Inc. 2

Talent Marketplace™ offers a “post and hire” model in which businesses post jobs and freelancers browse and bid on those jobs. The Talent Marketplace is home to more than 10,000 skills, as well as 50 categories with more than $10 million in annual GSV. In fact, our 2020 GSV was 3.5 times larger than the next largest talent platform in our immediate market segment, and we have the largest global network of highly skilled freelancers. The median time for a client to hire is one day, and it’s common for a job post to start receiving proposals within five minutes of being posted. Our customers value the deep and long-standing relationships they are able to build – whether for a short project requiring special skills or a long-term staff augmentation need. And freelancers value the steady stream of projects delivered to their doorstep as they build their reputation by earning credentials such as Top Rated or Expert Vetted badges, which signify their client satisfaction track record and domain expertise. In the second quarter, we continued to invest in Talent Marketplace features like freelancer-to-freelancer job referrals. We saw continued strength in freelancer engagement – typically a precursor to client job fills – with the number of freelancer bids per job achieving a two-year high. And with respect to clients, every quarterly cohort that has been with us for more than a year, going back five years, spent more on Upwork in the second quarter than the first quarter of 2021. Project Catalog™ offers a “browse and buy” experience where freelancers post complete work offerings that clients can purchase on the spot. Project Catalog launched in the first quarter of 2021. In the second quarter, we reduced friction within the buying experience, created stronger filters for search results, enhanced search relevance, optimized the post-purchase contract experience, and enabled freelancers to improve their communications and to add completed projects to their profiles. Celebrating Freelancer Milestones At Upwork, we love celebrating the success of every freelancer, be it their first project, landing an enterprise account, becoming Expert Vetted, or other major milestones. A huge milestone for a freelancer is making over $1 million on Upwork. In March, presentation specialist Courtney Allen shared her news of earning over $1 million since November 2015 – congratulations, Courtney! Like many professionals, Courtney came to Upwork because she wanted more control over her career. Courtney specializes in using great design to enhance stories through presentation decks, and her presentations and proposal decks have helped companies secure tens of millions in funding and helped her create long-term relationships with many name brands and up-and-coming companies. © 2021 Upwork Inc. 3

Project Catalog acquisition efforts have proved promising, with related traffic now driving approximately 10% of our new clients. And we are also seeing an increasing number of clients that originate on Catalog and add a subsequent project on the Talent Marketplace. Talent Scout™ offers businesses hands-on recruiting assistance without the expensive price tag of a traditional staffing agency. Upwork manages the end-to-end process of finding talent on behalf of the client. Talent Scout became generally available in the second quarter in the U.S., Canada, the U.K., Australia, and Israel. Over the course of the quarter, we saw great progress as we increased conversion rates by more than 20 percentage points and reduced the average time to deliver a talent shortlist to clients by 15%. Looking forward, we are excited about scaling Talent Scout by leveraging the customer reach we already have, in addition to building new demand channels. The Enterprise Suite offers end-to-end services to clients for hiring, managing, and scaling freelancer programs, with the addition of a complete legal compliance option that indemnifies them against misclassification risk. The Enterprise Suite is ideal for larger programs and clients, many of whom we see spending more than $1 million with Upwork annually. In fact, in the second quarter, the number of customers who spent $1 million or more in the trailing 12 months increased 13% quarter-over-quarter. Our enterprise-level clients are identified, on-boarded, and grown via our sales team, which continued its strong year-to-date performance through the second quarter. In the quarter, the sales team signed 29 new Enterprise Suite customers; more than double the number signed in the second quarter of 2020. At the same time, we also continued to reduce our sales cycle time to close. Talent Scout: Accelerating Big Wins Anish Bhatia, a Top Rated Plus full-stack web developer, is a great example of how Talent Scout is connecting freelancers with lucrative new opportunities. “I have been an Upwork freelancer for over nine years, and I’m excited about the impact Talent Scout is already having on my career,” says Anish. “My recruiter took the time to get to know my strengths, and as a result connected me with a few high-quality clients. Because the opportunities come to me, I can spend less time looking through jobs and more time actually doing the work I love.” Since working with Upwork’s Talent Scout program, Anish has already been connected with two new clients, with whom he has already worked on large projects and is in talks for future projects together. © 2021 Upwork Inc. 4

As a result of the team’s continued execution, we will begin to grow the sales team as planned in late third quarter and fourth quarter of 2021. As the world’s largest work marketplace, as measured by GSV, we are very proud of what we have achieved to date. Businesses of all sizes use Upwork – including about half of Fortune 500 companies. We find that increasingly, once a business tries Upwork, the experience and results are so transformative that they adopt Upwork in other capacities and to larger degrees. For example, we saw that clients acquired in the first quarter increased spend by 6% in the second quarter, continuing the significant outperformance trend of this metric over the past year. We see from our customers’ experiences the clear advantages of using Upwork – as many of them still speak about Upwork as their “secret weapon” and “competitive advantage.” But few businesses realize the full power of using freelancers, and some even cling to archaic misconceptions about freelancers. The reality is we must increase awareness among a wider world of prospects and customers, and correct misconceptions, to enable freelancing to reach its full potential. This is an extraordinarily unique moment in time to do so – when everyone in the workforce is fundamentally re-evaluating how work gets done. We plan to lean harder into this opportunity to define our business and category in a bolder and more relevant way by increasing our investment in brand marketing beginning in the second half of 2021. A more vocal brand message will ensure more businesses and freelancers are fully aware of Upwork as they continue to evolve how and with whom they work. Upwork CoLab: Budweiser To show companies how they can bring our “always on” work marketplace solution to life, we launched Upwork CoLab – a new Upwork brand-partnership program that connects freelancers with exciting brands to collaborate on high-value, relevant, and innovative projects. Upwork CoLab enables brands to tap into a global workforce of independent talent who provide unique perspectives, ideas, and solutions. Our initial CoLab brand-partnership is with Budweiser to champion America’s diverse workforce by tapping into the country’s extraordinary creative freelancers to reimagine the design of limited-edition Labor Day can packaging. © 2021 Upwork Inc. 5

We will continue to execute with discipline against our winning strategy. Our focus remains clear: our single strategic priority continues to be innovating, scaling, and promoting the work marketplace for the world. In doing so, our goal is to become the de-facto, “always on” solution for all companies of every size hiring freelancers and managing freelancer programs at scale, something from which we believe all companies should be benefitting. Welcome: New Enterprise Clients Ford Motor Company is a new Enterprise client. We are excited to welcome Ford to Upwork and look forward to helping them access our talent globally. We are equally excited to welcome all of our new Enterprise clients from the first half of 2021 to Upwork, some of which include: © 2021 Upwork Inc. 6

Q2 2021 Financial Results Gross Services Volume (GSV) GSV in the second quarter of 2021 was $875.8 million, with continued strong year-over-year growth of 50%. Core Clients and Client Spend Retention Core clients grew by approximately 21% year-over-year, or 28,000, to 162,000 in the second quarter of 2021. Client spend retention was also strong at 114%. Note, this will be the last quarter that we provide core client and client spend retention metrics. © 2021 Upwork Inc. 7

Active Clients & GSV per Active Client Active Clients, defined as those clients who had spend activity during the 12 months preceding the date of measurement, increased by 27% year-over-year. We ended the second quarter of 2021 with approximately 725,000 Active Clients and approximately $4,200 in GSV per active client. The increase in GSV per Active Client and our strong retention rates suggest newer customers will prove even more valuable over their lifetime than customers we acquired earlier. © 2021 Upwork Inc. 8

Revenue Revenue grew 42% year-over-year to $124.2 million in the second quarter of 2021. Marketplace revenue for the second quarter of 2021 was $114.5 million, reflecting a year-over-year increase of 46%. Managed services revenue grew 7% year-over-year to $9.7 million for the second quarter of 2021. Take Rate Our overall take rate in the second quarter of 2021 was 14.2%, down from 15.0% in the second quarter of 2020, due primarily to Marketplace revenue growing faster than Managed Services revenue, which has a 100% take rate, and a decrease in our Marketplace take rate. Marketplace take rate for the second quarter of 2021 was 13.2%, down slightly from the previous quarter and prior year. This trend was primarily driven by the initial client cohorts following the start of the COVID-19 pandemic growing into higher value clients and their increase in spend with particular freelancers, which resulted in a higher mix of freelancers at the lower rates of our tiered service fee structure. Another key driver was the success of changes to our Connects initiative, which drove revenue and GSV, but resulted in slightly lower revenue as a percentage of GSV year-over-year. © 2021 Upwork Inc. 9

Gross Profit GAAP gross profit was $91.1 million for the second quarter of 2021, or 73% of revenue, compared with 71% of revenue in the year prior. Non-GAAP gross profit was $91.3 million, or 74% of revenue, in the second quarter of 2021, compared with 71% in the second quarter of 2020. Opex GAAP operating expenses for the second quarter 2021 were $107.5 million, representing 87% of revenue, compared to 84% in the prior year, with R&D remaining flat at 23%, sales and marketing decreasing from 39% to 37%, G&A increasing from 20% to 26%, and transaction losses remaining flat at 1% of total revenue in the second quarter 2021. Non-GAAP operating expenses for the second quarter of 2021 were $86.7 million, representing 70% of revenue, down from 75% in the prior year, with R&D decreasing from 20% to 19%, sales and marketing decreasing from 38% to 36%, G&A decreasing from 15% to 14%, and transaction losses remaining flat at 1% of total revenue in the second quarter 2021. Net Income GAAP net loss was $(16.5) million in the second quarter of 2021 compared to GAAP net loss of $(11.0) million in the second quarter of 2020. GAAP net loss per basic share was $(0.13) in the second quarter of 2021 as compared to GAAP net loss per basic share of $(0.09) in the second quarter of 2020. GAAP earnings per share for the quarter were primarily impacted by a $7.4 million impairment charge related to subleasing our Santa Clara, CA, office. We also had $13.5 million in stock-based compensation expense in the quarter. While we do not provide guidance on stock-based compensation expense, we do not expect a similar quarter-over-quarter increase in stock-based compensation expense in the second half of the year. Rather, we expect stock-based compensation expense to increase much more modestly on a quarter-over-quarter basis in the third and fourth quarters of 2021. We reported non-GAAP net income of $4.6 million in the second quarter of 2021 compared to non-GAAP net loss of $(3.0) million in the second quarter of 2020. Our non-GAAP net income per diluted share was $0.03 in the second quarter of 2021 as compared to non-GAAP net loss per basic share of $(0.03) in the second quarter of 2020. Adjusted EBITDA Adjusted EBITDA was $7.3 million in the second quarter of 2021, compared to a loss of $1.2 million in the second quarter of 2020. Cash Flow & Balance Sheet Cash, cash equivalents, and marketable securities were approximately $172.4 million at the end of the second quarter of 2021. © 2021 Upwork Inc. 10

Guidance Our business activity remains elevated as customers continue to realize the possibilities of what can be done on Upwork and is starting to follow normal seasonality patterns, similar to what we experienced prior to 2020, driven largely by customer summer vacations. We are guiding third quarter 2021 revenue to between $125 million and $127 million, which is 30% year-over-year growth at the midpoint, and full year 2021 revenue to $490 million to $494 million, which is 32% year-over-year growth at the midpoint. The smaller quarter-over-quarter revenue change that our guidance calls for from the second quarter of 2021 to the third quarter of 2021 compared to what we have seen over the last year reflects this return to our typical seasonality. We expect third quarter of 2021 adjusted EBITDA to be between $4 million and $5 million and full year 2021 adjusted EBITDA to be between $16 million to $20 million. Going forward, we will provide non-GAAP EPS guidance for each quarter and the full year. We expect third quarter non-GAAP diluted EPS to be between $0.01 and $0.03 and diluted weighted-average shares outstanding in the range of 134 million to 136 million. For the full year 2021, we expect non-GAAP diluted EPS to be between $0.05 and $0.07 and diluted weighted-average shares outstanding in the range of 133 million to 137 million. We have not reconciled our adjusted EBITDA guidance to GAAP net income (loss) or non-GAAP diluted EPS to GAAP diluted EPS because certain items that impact GAAP net income (loss) and GAAP diluted EPS are uncertain or out of our control and cannot be reasonably predicted. In particular, stock-based compensation expense is impacted by the future fair market value of our common stock and other factors, all of which are difficult to predict, subject to frequent change, or not within our control. The actual amount of these expenses during 2021 will have a significant impact on our future GAAP financial results. Accordingly, a reconciliation of adjusted EBITDA to net income (loss) and non-GAAP diluted EPS to GAAP diluted EPS is not available without unreasonable effort. Q3 2021 FY 2021 Revenue $125 million - $127 million $490 million - $494 million Adjusted EBITDA $4 million - $5 million $16 million - $20 million Diluted weighted-average shares outstanding 134 million - 136 million 133 million - 137 million Non-GAAP diluted EPS $0.01 - $0.03 $0.05 - $0.07 © 2021 Upwork Inc. 11

Thank you, Hayden Brown President & CEO Jeff McCombs CFO © 2021 Upwork Inc. 12

GAAP to Non-GAAP Reconciliation

$ and share counts in millions
Percentages and per share data as stated

	Q2 2021	Q2 2020	6M 2021	6M 2020
GAAP Net Loss	(16.5)	(11.0)	(24.4)	(21.0)
Stock-based compensation expense	13.5	7.1	24.8	12.7
Depreciation and amortization	2.6	2.5	5.7	4.8
Interest expense	0.1	0.3	0.3	0.5
Other (income) expense, net	-	(0.3)	(0.1)	0.5
Income tax provision	-	-	-	-
Tides Foundation common stock warrant expense	0.2	0.2	0.4	0.4
Impairment expense	7.4	-	7.4	-
Non-GAAP Adjusted EBITDA	7.3	(1.2)	14.2	(2.2)
Marketplace cost of revenue, GAAP	25.3	18.1	48.5	34.7
Stock-based compensation	(0.2)	(0.2)	(0.4)	(0.4)
Marketplace cost of revenue, non-GAAP	25.1	17.9	48.1	34.3
Marketplace gross margin, non-GAAP (%)	78%	77%	78%	78%
Managed Services cost of revenue, GAAP	7.8	7.3	15.0	14.2
Managed Services cost of revenue, Non-GAAP	7.8	7.3	15.0	14.2
Managed Services gross margin, non-GAAP (%)	20%	20%	20%	19%
Cost of revenue, GAAP	33.1	25.4	63.5	48.9
Stock-based compensation	(0.2)	(0.2)	(0.4)	(0.4)
Total cost of revenue, non-GAAP	32.9	25.2	63.1	48.5
Total gross margin, non-GAAP (%)	26%	29%	27%	28%
Research and development, GAAP	28.1	20.5	54.7	39.9
Stock-based compensation	(4.0)	(2.8)	(7.3)	(4.7)
Research and development, non-GAAP	24.1	17.8	47.5	35.2
Sales and marketing, GAAP	45.8	34.4	85.4	65.1
Stock-based compensation	(1.6)	(1.3)	(2.9)	(2.2)

© 2021 Upwork Inc.

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Sales and Marketing, non-GAAP	44.2	33.1	82.5	62.9
General and administrative, GAAP	32.4	17.1	55.9	34.9
Stock-based compensation	(7.8)	(2.9)	(14.2)	(5.3)
Amortization of intangible assets	-	(0.7)	(0.7)	(1.3)
Tides Foundation common stock warrant expense	(0.2)	(0.2)	(0.4)	(0.4)
Impairment expense	(7.4)	-	(7.4)	-
General and administrative, non-GAAP	17.0	13.4	33.3	27.9
Loss from operations, GAAP	(16.4)	(11.0)	(24.1)	(20.0)
Stock-based compensation	13.5	7.1	24.8	12.7
Amortization of intangible assets	-	0.7	0.7	1.3
Tides Foundation common stock warrant expense	0.2	0.2	0.4	0.4
Impairment expense	7.4	-	7.4	-
Income (loss) from operations, non-GAAP	4.7	(3.0)	9.1	(5.7)
Net loss, GAAP	(16.5)	(11.0)	(24.4)	(21.0)
Stock-based compensation	13.5	7.1	24.8	12.7
Amortization of intangible assets	-	0.7	0.7	1.3
Tides Foundation common stock warrant expense	0.2	0.2	0.4	0.4
Impairment expense	7.4	-	7.4	-
Net Income (loss), non-GAAP	4.6	(3.0)	8.8	(6.7)
Weighted-average shares outstanding used in computing loss per share, GAAP				
Basic	126.7	116.5	126.0	115.3
Basic loss per share, GAAP	$(0.13)	$(0.09)	$(0.19)	$(0.18)
Weighted-average shares outstanding used in computing income (loss) per share, non-GAAP				
Basic	126.7	116.5	126.0	115.3
Diluted[1]	134.0	-	134.2	-
Basic loss per share, GAAP	$(0.13)	$(0.09)	$(0.19)	$(0.18)
Diluted income per share, non-GAAP[1]	$0.03	-	$0.07	-

Note: Figures have been rounded. Marketplace gross margin is using Marketplace revenue and total cost of revenue less Managed Services cost of revenue. Managed Services gross margin is using Managed Services revenue and Managed Services cost of revenue.

[1] Not applicable when in a net loss position.

© 2021 Upwork Inc.

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About Upwork Upwork is the world’s largest work marketplace that connects businesses with independent talent, as measured by GSV. We serve everyone from one-person startups to 30% of the Fortune 100 with a powerful, trust-driven platform that enables companies and freelancers to work together in new ways that unlock their potential. Our talent community earned over $2.3 billion on Upwork in 2020 across more than 10,000 skills, including website & app development, creative & design, customer support, finance & accounting, consulting, and operations. Learn more at www.upwork.com and join us on LinkedIn, Twitter, Facebook, and Instagram. Contact: Evan Barbosa Investor Relations investor@upwork.com Safe Harbor Statement This shareholder letter includes forward-looking statements, which are statements other than statements of historical facts, and statements in the future tense. These statements include, but are not limited to, statements regarding the future performance of Upwork and its market opportunity, including expected financial results for the third quarter and full year of 2021, expectations regarding the impact of the COVID-19 pandemic on our business and industry, and expectations for capturing market share and regarding the changing landscape of work, as well as statements regarding our planned investments to support growth. Accordingly, actual results could differ materially or such uncertainties could cause adverse effects on our results. Forward-looking statements are based upon various estimates and assumptions, as well as information known to Upwork as of the date of this shareholder letter, and are subject to risks and uncertainties, including but not limited to: the impact and duration of the COVID-19 pandemic on our business and global economic conditions; the impact, severity and duration of safety measures put in place to mitigate the impact of the COVID-19 pandemic; our ability to attract and retain a community of freelancers and clients; our limited operating history under our current business strategy and pricing model; our focus on the long-term and our investments in sustainable, profitable growth; our ability to develop and release new products and services, and develop and release successful enhancements, features, and modifications to our existing products and services; the impact of new and existing laws and regulations; our ability to generate revenue from our marketplace offerings and the effects of fluctuations in our level of client spend retention; our ability to develop, maintain, and enhance our brand and reputation cost-effectively; competition; challenges to contractor classification or employment status of freelancers on our work marketplace; the possibility that the market for © 2021 Upwork Inc. 15

Safe Harbor Statement (Cont.) freelancers and the services they offer will develop more slowly than we expect; user circumvention of our work marketplace; our ability to sell to large enterprise, global account, and mid-market clients; the success of our investments in our enterprise sales organization and our related marketing efforts, and expectations for the ability for enterprise sales to drive incremental revenue and GSV growth; changes in the amount and mix of services facilitated through our work marketplace from period to period; changes in our level of investment in sales and marketing, research and development, and general and administrative expenses, and our hiring plans for sales personnel; the market for information technology; future changes to our pricing model; payment and fraud risks; security breaches; privacy; litigation and related costs; changes in management; and other general market, political, economic, and business conditions. Actual results could differ materially from those predicted or implied, and reported results should not be considered as an indication of future performance. Additionally, these forward-looking statements, particularly our guidance, involve risks, uncertainties and assumptions, including those related to the impacts of the COVID-19 pandemic on our clients’ spending decisions. Significant variation from the assumptions underlying our forward-looking statements could cause our actual results to vary, and the impact could be significant. Additional risks and uncertainties that could affect our financial results are included under the caption “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K filed with the SEC on February 24, 2021 and our Quarterly Report on Form 10-Q filed with the SEC on May 4, 2021 and our other SEC filings, which are available on the Investor Relations page of our website at investors.upwork.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the three months ended June 30, 2021 when filed. All forward-looking statements contained herein are based on information available to us as of the date hereof, and we do not assume any obligation to update these statements as a result of new information or future events. Undue reliance should not be placed on the forward-looking statements in this shareholder letter. These statements are based on information available to Upwork on the date hereof, and Upwork assumes no obligation to update such statements. © 2021 Upwork Inc. 16

Non-GAAP Financial Measures To supplement our condensed consolidated financial statements, which are prepared in accordance with GAAP, we present non-GAAP cost of revenue (and as a percentage of revenue), non-GAAP marketplace cost of revenue, non-GAAP managed services cost of revenue, non-GAAP gross profit (and as a percentage of revenue), non-GAAP operating expenses (total and each line item, and total and each non-GAAP operating expense item as a percentage of revenue), non-GAAP income (loss) from operations (and as a percentage of revenue), non-GAAP net income (loss) (and as a percentage of revenue and on a per share basis), non-GAAP gross margin (total and for marketplace and managed services), and adjusted EBITDA in this shareholder letter. Our use of non-GAAP financial measures has limitations as an analytical tool, and these measures should not be considered in isolation or as a substitute for analysis of financial results as reported under GAAP. We use these non-GAAP financial measures in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including in the preparation of our annual operating budget, as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance. These measures provide consistency and comparability with past financial performance, facilitate period-to-period comparisons of core operating results, and also facilitate comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. In addition, adjusted EBITDA is widely used by investors and securities analysts to measure a company’s operating performance. We exclude the following items from one or more of our non-GAAP financial measures: stock-based compensation expense (non-cash expense calculated by companies using a variety of valuation methodologies and subjective assumptions), depreciation and amortization (non-cash expense), interest expense, other (income) expense, net, income tax (benefit) provision, and, if applicable, other non-cash transactions. For the three and six months ended June 30, 2021, other non-cash transactions included an impairment charge of $7.4 million. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, (1) stock-based compensation expense has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy, (2) although depreciation and amortization expense are non-cash charges, the assets subject to depreciation and amortization may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements, and (3) adjusted EBITDA does not reflect: (a) changes in, or cash requirements for, our working capital needs; (b) interest expense, or the cash requirements necessary to service interest or principal payments on our debt, which reduces cash available to us; (c) tax payments that may represent a reduction in cash available to us; or (d) expense from our common stock warrant issued to the Tides Foundation, which is recurring and will be reflected in our financial results for the foreseeable future. The non-GAAP measures we use may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. We compensate for these limitations by providing specific information regarding the GAAP items excluded from these non-GAAP financial measures. A reconciliation of these non-GAAP measures has been provided in the financial statement tables included in this shareholder letter and investors are encouraged to review the reconciliation. © 2021 Upwork Inc. 17